Exhibit 14

THE EXCHANGE BANK

CODE OF ETHICS

HONEST AND CANDOR AND OBSERVANCE OF LAWS

A.  Violation of the Code of Ethics

A violation of the Code of Ethics or any of the bank's rules of conduct in effect from time to time constitutes grounds for dismissal.  Violations of the Code of Ethics or Specific work rules do not constitute the exclusive grounds for dismissal.  The employment relationship is subject to termination at will by either the Bank or the Employee.  Directors and staff members are expected to act fairly and honestly in all transactions with the bank and with others and to maintain the high ethical standards of the bank in accordance with this Code of Ethics.  If a situation arises wherein a staff member is unsure whether there may be a violation of the Code of Ethics, your supervisor or the Chief Executive Officer should be contacted for guidance.

B.  Discovery of Violations of the Code of Ethics or Illegal Activities

Discovery of events which appear to be in violation of the Code of Ethics must be promptly reported to your supervisor or the Chief Executive Officer.  If such instances are identified with persons at the highest levels within the bank, the matter should be reported to executive management, the Board of Directors, or supervisory agencies.  Such acts of questionable, fraudulent or illegal nature should be reported to the aforementioned parties.  In addition, the

Criminal Referral Form should be forwarded to the proper authorities.  Failure to report such events also constitutes a violation of the Code of Ethics.

C.  Reporting Compliance with the Code of Ethics

Periodically, every director and staff member of the bank shall be required to sign a written acknowledgment affirming that the staff member has received and reviewed the Code of Ethics.  In addition, the exceptions to the Code of Ethics should be reported on the "Code of Ethics Reporting Requirements" and a copy submitted to their supervisor and the Board of Directors.

D.  Compliance with Laws and Regulations

The bank strives to comply with all laws and regulations that are applicable to its business.  Although laws and regulations may sometimes be ambiguous and difficult to interpret, as a good citizen, the bank emphasizes good faith efforts to follow the spirit and intent of the law.  If there is any question about any law or regulation, directors or staff members should seek advice from your supervisor or the compliance officer.

E.  Compliance with Bank Policies

Bank policies are designed to provide direction and guidance in the daily completion of our duties.  Although these policies may seem cumbersome or unrealistic at times, they are based on the principles of bank safety and soundness. Everyone must learn and use these policies.  If there are any questions or concerns about any policy, you should seek advice from the Chief Executive Officer.

F.  Candor Among Staff Members and in Dealing with Auditors and Counsel

Senior management of the bank must be informed at all times of matters which might adversely affect the reputation of the bank, regardless of the source of such information, including governmental and regulatory agencies.  Concealment may be considered a signal that the bank's policies and rules can be ignored and such conduct cannot be tolerated.  Accordingly, there shall be full disclosure to senior management.  Moreover, complete candor is essential in dealing with the bank's independent and internal auditors, regulators and attorneys.

CONFLICTS OF INTEREST

A.  Conflict of Interest, Generally

The primary principle underlying the bank's conflicts of interest is that directors and staff members must never permit their personal interest to conflict or appear to conflict with the interest of the bank or its customers.  Even the appearance of a conflict between personal gain and the interest of the bank erodes the trust and confidence on which our reputation rests.

A director or staff member should not represent his bank in any transaction where he has any material connection or significant financial interest.  Examples of material connections would include relatives or close personal friends, whether the transaction involves them as individuals or as principals in a firm doing business with the bank.  Examples of a significant financial interest would include the employee's involvement as proprietor, partner or joint venture in a firm doing business with the bank.  It would also include a situation where the director or staff member has a large enough investment in a corporation --especially a small corporation -- to permit him to influence the corporation's policies and decisions.

The directors or staff members should avoid transactions involving any of the above circumstances, for otherwise a conflict of interest would exist.  And, by "transaction", we are talking not only about authorizing and making loans, but also about such things as approval of overdrafts; authorizing or accepting checks on uncollected funds; waiving of late charges, overdraft charges or other normal fees; and waiving of financial statements or collateral documents.

B.  Hospitality to Public Officials

Act of hospitality toward public officials should never be on such a scale or of such a nature as might tend to compromise or give the impression of compromising the integrity of the reputation of either the public official or the bank.  When appropriate hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

C.  Dealing with Suppliers

Directors and staff members must award orders, contracts and commitments to suppliers of goods or services without favoritism.  Bank business of this nature must be conducted strictly on the basis of merit.

D.  Fair Competition

Under no circumstances should staff members enter into arrangements with competitors affecting pricing or marketing policies.

E.  Loans to Director, Executive Officers and Their Relatives

Federal regulations impose certain restrictions on loans of the bank to directors, principal shareholders and executive officers of the bank.  The limitations extend also to those companies or entities in which a director or executive officer has an ownership or controlling interest, called a "related interest."  In addition to certain monetary limitations, loans to executive officers, directors and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for compatible transactions with other persons who are not employed by the bank and which do not involve more than the normal risk of repayment or present other unfavorable features.  Due to their special nature, loans to executive officers, principal shareholders, directors, and their related interest must be approved by the Board of Directors with the directors or officers with the related interest abstaining from the vote.  This abstention also includes leaving the room during the discussion and vote on the loan approval.

F.  Loans to Other Officers and Employees

Bank employees, other than those noted in Section E, are eligible to borrow from the bank in accordance with the Rules of Employee Credit, available through the Personnel Officer or any employee credit officer.

With the exception of preferential loans by executive officers from correspondent banks, neither bank policies nor Federal Reserve Regulations restricts employee borrowing relationships with other institutions.  However, each employee is expected to maintain his or her financial affairs in a satisfactory manner, and to manage debts in relation to income and net worth.

G.  Self-dealing or Trading of One's Position

Bank directors and staff members are prohibited from self-dealing or otherwise trading on their positions with the bank or bank holding company or accepting from one doing or seeking to do business with the bank or bank holding company.  The bank requires disclosure of all potential conflicts of interest, including those in which employees have been inadvertently placed due to either business or personal relationship with customers, suppliers, business associates or competitors of the bank or bank holding company.

H.  Service with Outside Organizations for Profit

A director or staff member must never become a director or an official of a business organized for profit without first obtaining a written statement from the Chief Executive Officer stating there is no objections to such a service.  The request will then be reviewed for final approval by the Board of Directors to determine whether any conflicts of interest exist or appear to exist.  Any fees earned by a staff member for service on an outside commercial board, in which the bank has no equity interest, may be retained by the individual.

As to any employment outside the bank, staff members should not allow the outside employment to interfere with their job performance or require such long hours as to affect their physical or mental effectiveness.  A staff member is expected to devote full time to the bank's interest during regular hours of employment.  All outside employment must be reported to the Executive Officer.

I.  Involvement in Civic, Trade, Educational, Charitable and Fraternal Affairs

The bank encourages directors and staff members to participate in civic and charitable activities.  For business reasons, it is desirable to have directors and staff members of the bank become active members of not-for-profit corporations.  Employees choosing to participate in civic, charitable, political and professional association activities are responsible for seeing that such participation does not result in any actual or apparent conflict of interest, encroach upon working time or otherwise interfere with regular duties.  If a director or staff member has any questions in this regard, he or she should discuss the matter with the personnel officer.

J.  Personal Fiduciary Appointments

Directors and staff members must not accept personal fiduciary appointments without first securing written approval of the CEO, unless such appointments result from close family relationships.

K.  Personal Fees and Commissions

No director or staff member may accept personal fees or commissions in connection with any transactions on behalf of the bank.

L.  Work Relationship

No staff member shall give or receive any special considerations to the conditions of employment of another staff member due to family or personal relationships.  Just as external business decisions are based on sound, ethical business practices, all personal decisions must be based on sound management practices and not be influenced by personal concerns.

CONFIDENTIALITY

A. Confidentiality

Generally, confidentiality is a fundamental principle of the financial services business.  The principle is equally applicable to non public information concerning the bank and to similar information received by the bank from a customer or supplier for an express business purpose.  The principle applies with equal force to informal as well as formal communications.

B.  Confidential Information Concerning the Bank.

Directors and staff members must not divulge any non-public information regarding the bank to any outsider except for a legitimate business purpose and with the express understanding that the information is confidential and is to be used solely for the limited business purpose for which it was given and received.

C.  Confidentiality of Customer Records and Credit Files

Financial and personal information about customers is entitled to the same respect and care as funds or valuable physical property.  To protect privacy rights of its customers, the bank will:

     1.  Collect and maintain only that information which is specifically necessary to serve customer accounts properly and render fair credit judgement;

     2.  Maintain in a secure manner all files and recordkeeping systems which contain information on customers;

     3.  Divulge no personal or credit information to third parties except with proper customer authorization or pursuant to proper legal process or regulation or for purposes of extension of credit by other lenders;

     4.  In the event of subpoena or other legal process requiring the organization to disclose customer information, refer to Right to Financial Privacy Act Policy.

     5.  Fully instruct all employees with access to such files and information about these privacy provisions.

D.  Requests by Regulatory or Governmental Agencies

Request by regulatory or governmental agencies for information, other than that required for bank examinations, and required reports should be referred to the Chief Executive Officer.

MAINTENANCE OF OUR REPUTATION AND AVOIDANCE OF ACTIVITIES

WHICH MIGHT REFLECT ADVERSELY ON THE BANK

A. Bribes and Preferential Treatment

State law and the Federal Bank Bribery Amendment Act prohibit any director or staff member  from soliciting for themselves or for a third party (other than the bank itself) anything of value in return for any business  service or confidential information of the bank.  Accepting anything of value (other than bona fide salary, wages, fees or other compensation paid in the usual course of business) from anyone in connection with the business of the bank whether before or after a transaction is discussed or consummated.

All gifts received or extended, other than the exception listed, should be disclosed in writing immediately to the individual to whom one reports and to the bank's counsel.  (State Law may be more restrictive.)

The Exceptions are:

     1.  If the benefit is available to the general public under the same conditions on which it is available to the bank employee;

     2.  Acceptances of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of a bank official) when the circumstances make it clear that it is those relationships, rather than the business of the bank concerned, which are the  motivating factors;

     3.  Acceptance of meals, refreshments, travel arrangements or accommodation or entertainment in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the bank as a reasonable business expense if not paid for by another party.  The acceptable guidelines for each are:

         Meals and refreshments - $25.00 or less

         Travel - $100.00 or less

         Entertainment - $15.00 or less

     4.  Acceptance of loans from other banks or financial institutions on customary items to finance proper and usual activities of bank officials, such as home mortgage loans, except where prohibited by law;

     5.  Acceptance of advertising or promotional material of reasonable value such as pens, note pads, key chains, calendars and similar items;

     6.  Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

     7.  Acceptance of gifts not to exceed $25.00 related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas, bar or bat mitzvah;

     8.  Acceptance of civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.  Monetary value should not exceed $25.00.

The appropriate action will be taken in accordance with the pertinent administrative procedures.  These written reports will be kept in permanent file in the bank and maintained by the compliance officer.

The penalties for violation of the Bank Bribery Act will be imposed if the value of the item offered or received exceeds $100.00.  The offense is a felony punishable by up to five year imprisonment and a fine of $5,000.00 or three times the value of the bribe or gratuity.  If value does not exceed $100.00, the offense is a misdemeanor punishable by up to one year imprisonment and maximum fine of $1,000.00.

B.  Personal Investments

Directors and staff members are free to invest in stock, bonds, and other securities at their discretion, but must always comply with applicable laws and regulations.  Speculation or excessive borrowing and gambling are not consistent with a staff member's employment with the bank.  Directors and staff members must never make changes in their personal investment portfolios on the basis of confidential information relating to the bank or its customers.

DEALING WITH THE ASSETS OF THE BANK

A. Proper Accounting

The bank has established internal accounting controls and record keeping policies in order to meet both the legal and the business requirements of the bank.  Directors and staff members are expected to maintain and adhere to these controls and policies.

The accounting records of the bank must be complete, accurate and in reasonable detail.  Such records include books or original entry and other financial information used for internal management decision making and external reporting.  The underlying transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles and maintain accountability of assets.  No fund or asset which is not fully and properly recorded on the bank's books is permitted.  In addition, it is unlawful to falsify any book, record or account which reflects transactions of the bank or dispositions of the bank assets.  Staff member should be certain that all transactions with other persons are properly documented and recorded to avoid any possible allegation that the bank was assisting such persons in improperly recording or detailing the nature of the transaction involved.  In addition, staff members will adhere to the Bank Secrecy Policy as required by Federal Law.

All directors and staff members of the bank who are authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses.  All expenditures must be in accordance with existing policies.

B.  Proprietary Information, Product, Services and Other Property.

All directors and staff members are expected to protect the bank's ownership of property, including information, products and services.

The misuse or removal from bank facilities of the bank's furnishings, equipment and supplies is prohibited, unless specifically authorized.

This applies equally to other property created, obtained or copied by the bank for its exclusive use--such as client lists, files, reference materials and reports, computer software, data processing systems and data bases.  Neither originals nor copies may be removed from the bank's premises or used for purposes other than bank business without the Board of Directors' authorization.